Exhibit 99.1

Wescorp Energy Inc.
OTC Bulletin Board:	WSCE

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January 22, 2009

Wescorp Energy Inc. Issues $3.7 Million USD of Equity for Cash and Debt Reduction

HOUSTON, TEXAS and CALGARY, ALBERTA--(Marketwire - Jan. 22, 2009) - Wescorp Energy Inc. (OTCBB:WSCE) ("Wescorp" or the "Company"), today announced an interim closing of a non-brokered private placement of common shares and warrants ("Units") for an amount equal to $3,714,853. All funds are expressed in US dollars. The placement consisted of approximately $1.93 million of cash and $1.78 million of debt reduction. Wescorp issued a total of 9,287,133 Units in several tranches priced at $0.40 per Unit; each Unit was comprised of one common share and one non-transferable common share purchase warrant. Each warrant gives the holder the right to purchase one common share at a price of $0.60 for a period of 24 months from the date of issuance.

Cash proceeds from this private placement have been allocated to Wescorp's H2Omaxx water remediation technology division and for general corporate purposes.

During 2008, Wescorp received excellent independent analytical results from the H2Omaxx Water Remediation Technology field-testing program. These results confirmed that the patented H2Omaxx unit (formerly known as Total Fluid Solutions) economically increased the recovery of oil and reduced the amount of hydrocarbons in the treated produced water to less than ten parts per million (10 ppm). This innovative approach to water remediation is highly scalable permitting much greater output capacities in order to meet the potential applicable requirements of the customer. The improved recovery of residual hydrocarbons entrained in produced water, not usually entirely extracted through conventional methods, will enhance well productivity. H2Omaxx will enable oil and gas operators to reduce, reuse, and recycle water efficiently without the use of flocculants and will help to reduce production costs.

About Wescorp

Wescorp Energy Inc. (www.wescorpenergy.com) is focused on commercializing technologies and profitably delivering solutions that solve tough operations challenges facing oil and gas operators today. Wescorp combines innovation, experience and best practices methodologies to deliver these solutions in an economic, environmentally friendly, and timely manner. The Company is focused on applications for environmental remediation, metering and measurement, oil and gas field intelligence solutions, and solutions for unconventional oil and gas.

Further details are available on the web site.

Wescorp common shares trade on the NASD.OTC Bulletin Board under the symbol "WSCE".

Safe Harbor Statement: Any statements contained herein that are not historical facts are forward-looking statements, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such statements. Information on the potential factors that could affect the Company's actual results of operations is included in its filings with the Securities and Exchange Commission. These risks may be further discussed in periodic reports and registration statements to be filed by the Company from time to time with the Securities and Exchange Commission in the future.

CONTACT INFORMATION:
Wescorp Energy Inc.
(403) 668-4512 or Toll Free: 1-877-247-1975
Email: wescorp_ir@beaumontcapital.ca
Website: www.wescorpenergy.com

INDUSTRY: Energy and Utilities - Equipment, Energy and Utilities - Oil and Gas